Exhibit 4.10

DATED

(1)	SPORTECH PLC

(2)	DIRECTOR

AGREEMENT

THIS AGREEMENT is made on

BETWEEN:

(1)	SPORTECH PLC (registered in Scotland under number 69140) whose registered office is at 249 West George Street, Glasgow G2 4RB (the “Company”); and

(2)	DIRECTOR (the “Director”).

WHEREAS:

The Director has agreed to act as a non-executive director of the Company on the terms set out below.

NOW IT IS AGREED as follows:

1.	APPOINTMENT AND DUTIES

1.1	The Company hereby confirms the appointment of the Director as a non-executive director of the Company with effect from (the “Commencement Date”).

1.2	During the continuance of this Agreement the Director shall, unless prevented by ill health, devote such of his time, attention and abilities to the business of the Company as may be necessary for the proper conduct of his duties as a non-executive director and shall use his best endeavours to promote the interests of the Company and its subsidiaries.

1.3	The Director shall serve on such committees of the Board as may from time to time be determined by the Board and shall, where requested by the Board, act as chairman of any such committee. The Director shall not commit the Company to any obligation or liability without the prior authorisation of the Board.

1.4	The Director shall, in furtherance of his duties, be entitled where necessary and after discussion with the chairman of the board of directors, to take independent professional advice at the Company’s expense.

2.	COMMENCEMENT AND TERM

This Agreement shall be deemed to have commenced on the Commencement Date and, subject to Clause 4, shall continue until determined by not less than              months’ notice in writing by either the Company or the Director to the other.

3.	FEES AND EXPENSES

3.1	The Company shall pay to the Director for his services as non executive director under this Agreement a fee at the rate of per annum plus vat (or such other rate as may from time to time be agreed) payable by equal monthly instalments in arrears on the last business day of each calendar month, without deduction of tax and National Insurance Contributions.

3.2	The Director shall be reimbursed by the Company in respect of travelling and other expenses reasonably and properly incurred by him in attending meetings of the Board or of committees of the Board and general meetings of the Company together with any other expenses approved in advance by the Board and in each case vouched for in the manner required by the Board from time to time. Expense claims together with supporting vouchers shall be submitted by the Director monthly to the Company for approval, and in any event not more than 3 months in arrears.

4.	PAYMENT GROSS

4.1	The Director is a self-employed consultant and as such shall be responsible for the payment of tax and National Insurance contributions in respect of the fees payable to him under this Agreement. The Director shall indemnify the Company and keep the Company fully indemnified against any tax and National Insurance contributions (other than employer’s National Insurance contributions) or other amounts which the Company may be required to pay in respect of the fees payable to the Director under this Agreement and against any penalties, fines, interest or other liabilities and all associated costs and expenses which the Company may incur in connection with payment or non-payment of such tax and National Insurance contributions or other amounts by the Company.

TERMINATION

This Agreement shall terminate forthwith without any requirement for notice to the Director and without any payment in lieu of notice in the following circumstances:

(a)	the Director is prohibited by law from holding office as a director or is otherwise required to vacate office by the articles of association of the Company (as from time to time in force);

(b)	the Director resigns his office as a director or is removed from office by resolution of the members of the Company;

(c)	the Director is required to retire as a director by the articles of association of the Company (as from time to time in force) and is not re-elected; or

(d)	the Director is guilty of serious misconduct or commits any breach of his duties to the Company, whether under this Agreement or otherwise, and the Board resolves that this Agreement should terminate: the Director shall resign his office as a director of the Company forthwith on the passing of any such resolution.

5.	SHARE DEALINGS

The Director undertakes that whilst he is a director of the Company:

(a)	he shall not deal in any securities of the Company on considerations of a short term nature;

(b)	he shall not deal in any securities of the Company unless prior written notice of such proposed dealing has been given to the Board or to a director of the Company appointed for this specific purpose and he has received clearance for such dealing from the Board or such director;

(c)	he shall not deal in any securities of the Company at any time during the period of 2 months immediately preceding the preliminary announcement of the annual results of the Company for each financial year or during the period of 2 months immediately preceding the announcement of the interim results of the Company for each half-year or in each case, if shorter, the period from the end of the relevant financial period up to and including the time of the announcement;

(d)	he shall not deal in any securities of the Company at any time when he is in possession of unpublished price-sensitive information in relation to those securities;

(e)	he shall use his best endeavours to prevent any dealings in securities of the Company by any person connected with him (within the meaning of section 346 of the Companies Act 1985) or any investment manager on his behalf or on behalf of any person connected with him at any time when he would himself be prevented from dealing in such securities under this Clause 5;

(f)	he shall comply with all laws (including without limitation Part V of the Criminal Justice Act 1993), all codes of conduct and guidance issued by the Financial Services Authority and all Company rules from time to time in force relating to dealings in securities of the Company and of any other company in whose securities the Company is interested (actually or prospectively) or with which the Company has, or proposes to have, a significant business relationship; and

(g)	so long as any securities of the Company are listed on the official list of the UK Listing Authority, he shall observe and comply with the Model Code on dealings in such securities issued by the Financial Services Authority, as amended from time to time (the “Model Code”).

References in this Clause 5 to “dealing”, “securities” and “unpublished price- sensitive information” shall have the meanings given to them in the Model Code.

6.	CONFLICTS OF INTEREST

6.1	During the course of this Agreement the Director may take up other appointments or employment but shall not, without the prior written consent of the Company, take up any other appointment or employment which may give rise to any conflict between his duties to the Company and his duties under such appointment or employment.

6.2	The Director confirms that he has no present interests, which will or may give rise to a conflict between such interests and the interests of the Company and its subsidiaries.

6.3	The Director agrees that, should any cause of likely conflict arise, he shall disclose it at a meeting of the Board and be prepared to absent himself from discussion of the relevant matter in accordance with the Company’s articles of association.

7.	CONFIDENTIAL INFORMATION

7.1	Without prejudice to any other duty owed to the Company under which the Director is required to keep information received or obtained by him in confidence, the Director agrees with the Company that he shall not use or disclose to any person (other than in the course of properly performing his duties or with the written consent of the Company or as required by a court of competent jurisdiction, by law or by the rules of any statutory or regulatory body to whose rules the Company is subject), and shall use his best endeavours to prevent the unauthorised use or disclosure of, any Confidential Information. For purposes of this Clause 7.1, “Confidential Information” shall mean any of the trade secrets or other confidential, technical or commercial information of the Company or any of its subsidiaries (together the “Group”) relating to the business, organisation, transactions, accounts, finances or affairs of the Group or the working of any process, invention or computer program which is owned or used by the Group. This restriction shall continue to apply after the termination of this Agreement, without limit in point of time, but shall cease to apply to information which may come into the public domain otherwise than through unauthorised disclosure by or through the Director.

7.2	All correspondence, documents, records and other materials of whatsoever nature, whether originals or copies, made or compiled or received by the Director whilst a director of the Company and concerning the business, organisation, transactions, accounts, finances or affairs of the Group shall be and shall remain the property of the Company or its relevant subsidiary and upon the termination of this Agreement the Director shall not retain any copies (in any form) and shall forthwith return the same to the Company.

8.	NOTICES

Any notice given under this Agreement shall be duly served if delivered by hand or sent by first class post addressed to the secretary of the Company at its registered office or, as the case may be, to the Director at his usual or last known place of abode in the United Kingdom and in the case of service by post such notice shall be deemed to be served 2 days after the date of posting.

9.	WHOLE AGREEMENT

This Agreement sets out the whole agreement and understanding between the parties and supersedes all previous agreements and understandings between them regarding the engagement of the Director.

10.	LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with English law. Each of the parties submits to the non-exclusive jurisdiction of the courts of England.

SIGNED by or on behalf of the parties.

SIGNED by
for and on behalf of SPORTECH PLC

SIGNED by DIRECTOR